Exhibit 5.1

January 13, 2017

Ecoark Holdings, Inc.
3333 S Pinnacle Hills Parkway, Suite 220

Rogers, Arkansas 72758

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Ecoark Holdings, Inc., a Nevada corporation (the “Company”), of up to $5,000,000 of the Company’s common stock, par value $0.001 (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-213186) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus supplement dated January 13, 2017 relating to the Shares, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus”). All of the Shares are to be issued by the Company as described in the Registration Statement and the Prospectus and pursuant to that certain Purchase Agreement, dated January 13, 2017, by and between the Company and RedDiamond Partners LLC.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion herein is expressed solely with respect to the federal laws of the United States of America and the General Corporation Law of the State of Nevada. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when the specific future issuances of the Shares are sold in accordance with the Registration Statement and Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

Very truly yours,

Carmel, Milazzo & DiChiara LLP

By:	/s/ Peter DiChiara
Peter DiChiara